As filed with the Securities and Exchange Commission on October 4, 2012

Registration No. 333-184278

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under The Securities Act of 1933

WAGEWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8742	94-3351864
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1100 Park Place, 4th Floor San Mateo, California 94403 (650) 577-5200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph L. Jackson Chief Executive Officer 1100 Park Place, 4th Floor San Mateo, California 94403 (650) 577-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq. Mark B. Baudler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Kimberly L. Jackson, Esq. Senior Vice President, General Counsel and Secretary 1100 Park Place, 4th Floor San Mateo, California 94403 (650) 577-5200	Christopher L. Kaufman, Esq. Tad J. Freese, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-184278

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-184278) is being filed with the Securities and Exchange Commission pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of adding Exhibit 23.1 to such Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California, on the 4th day of October, 2012.

WAGEWORKS, INC.

By	/s/ Joseph L. Jackson
Joseph L. Jackson Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph L. Jackson Joseph L. Jackson	Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2012

/s/ Richard T. Green Richard T. Green	Chief Financial Officer (Principal Financial and Accounting Officer)	October 4, 2012

* Richard M. Berkeley	Director	October 4, 2012

* Thomas A. Bevilacqua	Director	October 4, 2012

* Bruce G. Bodaken	Director	October 4, 2012

* Mariann Byerwalter	Director	October 4, 2012

* Jerome D. Gramaglia	Director	October 4, 2012

* John W. Larson	Director	October 4, 2012

* Edward C. Nafus	Director	October 4, 2012

*By	/s/ Joseph L. Jackson

Joseph L. Jackson
Attorney in Fact

The Power of Attorney granted by each director was filed as an exhibit to the Registration Statement on Form S-1, as amended (File No. 333-183889), originally filed by the Registrant on September 13, 2012.

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EXHIBIT INDEX

Exhibit Number	Description

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Mayer Hoffman McCann P.C., Independent Public Accounting Firm

23.3**	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm

23.4**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Incorporated by reference from the Registration Statement on Form S-1, as amended (File No. 333-183889), originally filed by the Registrant on September 13, 2012.
**	Incorporated by reference from the Registration Statement on Form S-1 (File No. 333-184278), originally filed by the Registrant on October 3, 2012.

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